UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number: 0-23832

Florida	59-2280364
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

4345 Southpoint Blvd.
Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(904) 332-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 29, 2008, PSS World Medical, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $200 million aggregate principal amount of 3.125% Convertible Senior Notes due 2014 (the “Notes”) to Goldman, Sachs & Co., as the initial purchaser (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Company also agreed to grant the Initial Purchaser up to an additional $30 million aggregate principal amount of Notes. The closing of the sale of the Notes is expected to occur on August 4, 2008.

The Company will offer and sell the Notes to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchaser will then sell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company will rely on these exemptions from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement.

The Notes will pay interest semiannually at a rate of 3.125% per year. Interest is payable on February 1 and August 1 of each year, beginning on February 1, 2009. The Notes mature on August 1, 2014. The Notes are the Company’s senior unsecured obligations, ranking equal in right of payment to all of its existing and future senior indebtedness, senior in right of payment to all of its future subordinated indebtedness, structurally subordinate in right of payment to all of the future indebtedness and other liabilities of the Company’s subsidiaries, and effectively subordinate to any of the Company’s future secured indebtedness, including the secured indebtedness under the Company’s credit facility.

The notes will be convertible under certain circumstances into cash up to the principal amount of the notes and shares of the Company’s common stock for any conversion value in excess of the principal amount. The notes will initially be convertible at a conversion rate of 47.1342 shares of common stock per $1,000 in principal amount of notes, which represents an initial conversion price of approximately $21.22 per share of the Company’s common stock.

Convertible Note Hedge Transactions

On July 29, 2008, in connection with the offering of the Notes, the Company also executed a Convertible Bond Hedge Transaction Letter Agreement (the “Hedge Agreement”), pursuant to which the Company entered into convertible note hedge transactions with respect to its common stock (the “Purchased Options”) with Goldman, Sachs & Co. (the “Counterparty”).

The Purchased Options cover, subject to anti-dilution adjustments substantially identical to those in the Notes, 9,426,840 shares of the Company’s common stock (or 10,840,866 shares if the Counterparty exercises in full its option to purchase additional Notes). The Purchased Options have a strike price that corresponds to the initial conversion price of the Notes, similarly subject to adjustment, and are exercisable at each “conversion date” (as defined in the Hedge Agreement) of the Notes. The Purchased Options will expire upon the earlier to occur of i) the last day the Notes remain outstanding or ii) the second “scheduled trading day” (as defined in the Hedge Agreement) immediately preceding the maturity date of the Notes.

The Purchased Options are expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes.

The Purchased Options are separate transactions, entered into by the Company with the Counterparty, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Options.

Warrant Transactions

Separately, on July 29, 2008, the Company also entered into an Issuer Warrant Transaction Letter Agreement (the “Warrant Agreement”), whereby the Company will sell to the Counterparty warrants to acquire, subject to anti-dilution adjustments, up to 9,426,840 shares of the Company’s common stock (or 10,840,866 shares if the Counterparty exercises in full its option to purchase additional Notes) (the “Warrants”). The Warrants have a strike price of approximately $28.29 per share, subject to adjustment. Together with the Purchased Options, the Warrants will generally increase the effective conversion price of the Notes to approximately $28.29 per share of the Company’s common stock, representing a 70% premium based on the closing sale price of the Company’s common stock of $16.64 on July 29, 2008.

The Warrants will expire after the Purchased Options in approximately ratable portions on a series of expiration dates commencing on November 3, 2014. The Warrants were sold in private placements to the Counterparty pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

The Warrants are separate transactions, entered into by the Company with the Counterparty, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.

Item 8.01 Other Events

On July 30, 2008, the Company issued a press release announcing the pricing of the Notes through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. This press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit

Number	Description

99.1	Press Release dated July 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2008

PSS WORLD MEDICAL, INC
By:	/s/ David M. Bronson
Name: David M. Bronson Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated July 30, 2008.